Exhibit 10.20

REGIONS BANK

March 22, 2007

Mr. Ron Kaplan

Action Products International, Inc.

1101 North Keller Road, Suite E

Orlando, FL 32810

Re:	Revolving Credit Note for the maximum principal amount of $3,000,000.00 dated as 9/2/05 and extension
(Loan #92-1322873-963595)

Dear Mr. Kaplan:

The above described note will mature on March 31, 2007 and shall become due and payable in full on that date Regions Bank, as successor by merger to AmSouth Bank, hereby agrees to temporarily forbear from requiring payment in full of the note until April 30, 2007.

This letter is to advise you that we will not commence any action to collect the indebtedness evidenced to the note or to replevin/foreclosure on any collateral securing the note until after April 30, 2007; provided however, that you continue to make monthly payments of all accrued interest under the note of the 31st day of March, 2007 and the 30th day of April, 2007. All your duties and obligations under the note and any related security instruments or loan documents shall continue in full force and effect. Failure to make the payments required in this letter or comply with any and all terms and provisions contained in the note or any related security instruments or loan documents will result in the automatic termination of this forbearance agreement without notice.

Nothing in this letter shall be construed as a waiver or release of any existing or future default under the note or any related security instruments or loans documents nor of any rights or remedies which we have, whether at law or in equity, by reason of any such default. This forbearance is voluntary on the part of Regions Bank (formerly AmSouth Bank) and is without prejudice to our right to exercise any and all rights and remedies available to us at any time after April 30, 2007 or prior thereto if payments are not made as provided above or if any other default under the note or any related security instruments or loan documents occurs.

This forbearance shall only become effective upon Action Products International, Inc’s signing this acknowledgement and agreement and returning the original document to Regions Bank on or before March 31, 2007. This forbearance letter should be returned to my attention at Regions/AmSouth Bank, 13535 Feather Sound Drive, Suite 525, Clearwater, Florida 33762.

Very truly yours,

/s/ REBECCA S. WEST
Rebecca S. West, Vice President Regions Bank, successor by merger to AmSouth Bank

Acknowledged and accepted by Action Products International, Inc. as of the 23rd day of March, 2007

By:	/s/ RONALD S. KAPLAN

As Its: CEO